Exhibit 1.1

Execution Version

THE COCA-COLA COMPANY

UNDERWRITING AGREEMENT

Atlanta, Georgia

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Ladies and Gentlemen:

The Coca-Cola Company, a Delaware corporation (the “Company”), proposes to sell to the underwriter named in Schedule II hereto (the “Underwriter”) certain of its debt securities (“Securities”), as identified and in an aggregate principal amount as indicated in Schedule I hereto. The Securities will be issued under an amended and restated indenture dated as of April 26, 1988, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended (as such indenture may be further amended from time to time, the “Indenture”).

1.             Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1. Certain terms used in this Section 1 are defined in paragraph (c) hereof.

(a)           The Company meets the requirements for the use of Form S-3ASR under the Securities Act of 1933, as amended (the “Act”), and has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement as defined in Rule 405 (the “Registration Statement”), including a related Base Prospectus. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more Preliminary Prospectuses relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities and the offering thereof in accordance with Rule 424(b). As filed, such final prospectus supplement shall include all required information with respect to the Securities and the offering thereof and, except to the extent the Underwriter shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

(b)           On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date, the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the respective rules thereunder; on such Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date, the Indenture did or will comply in all material respects with the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules thereunder; and, on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations, warranties or agreements as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Underwriter specifically for use in connection with the preparation of the Registration Statement or the Final Prospectus (or any supplement thereto).

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(c)            The terms which follow, when used in this Agreement, shall have the meanings indicated. “Effective Date” shall mean each date that the Registration Statement, any post-effective amendment or amendments thereto became or becomes effective. “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto. “Base Prospectus” shall mean the prospectus referred to in paragraph (a) above contained in the Registration Statement at the Execution Time. “Disclosure Package” shall mean (i) the Preliminary Prospectus used most recently prior to the Execution Time, (ii) the Issuer Free Writing Prospectuses, if any, substantially in the form identified in Schedule III hereto, and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package. “Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus which is used prior to filing of the Final Prospectus, together with the Base Prospectus. “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405. “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433. “Final Prospectus” shall mean the prospectus supplement relating to the Securities that is first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus included in the Registration Statement at the Effective Date. “Registration Statement” shall mean the registration statement referred to in paragraph (a) above, including exhibits and financial statements, and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended, on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date (as hereinafter defined), shall also mean such registration statement as so amended. “Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, “Rule 433”, “Rule 456” and “Rule 457” refer to such rules or regulation under the Act. Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend”, “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. “Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer as defined in Rule 405, and “electronic road show” means a road show as defined in Rule 433 that is a written communication transmitted by graphic means prepared by or approved for use by the Company and the Underwriter in connection with the offering of the Securities.

(d)          At (i) the Execution Time and (ii) the time sales of the Securities are first made, the Disclosure Package and each electronic road show, when taken together as a whole with the Disclosure Package, does not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to information contained in or omitted from the Disclosure Package in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Underwriter specifically for use in connection with the preparation thereof.

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(e)            (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a Well-Known Seasoned Issuer. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(f)            (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(g)            Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 4(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to information contained in or omitted from any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Underwriter specifically for use in connection with the preparation of such Issuer Free Writing Prospectus.

(h)           The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each State of the United States of America which requires such qualification and wherein a failure to so qualify or be in good standing would have a material adverse effect upon the operations or financial position of the Company.

(i)             The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(j)             The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting was effective as of December 31, 2020, and since such date the Company has not become aware of any material weakness in its internal control over financial reporting.

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(k)            (i) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures were effective as of December 31, 2020, and (iii) since December 31, 2020, the Company has not become aware of any material deficiency in its disclosure controls and procedures.

(l)             The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Final Prospectus fairly present the information called for by, and have been prepared in all material respects in accordance with, the Commission’s rules and guidelines applicable thereto.

(m)           The Company and its directors or officers, in their capacities as such, have complied in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(n)            The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(o)            Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus, to the Company’s knowledge: (i) (x) there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data or equipment (collectively, “IT Systems and Data”) and (y) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court, arbitrator, or governmental or regulatory authority, in each case, of competent jurisdiction, or internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of clause (i) above or clause (ii), individually or in the aggregate, have a material adverse effect upon the operations or financial position of the Company; and (iii) the Company and its subsidiaries have implemented commercially reasonable backup and disaster recovery technology.

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The representation and warranty given in subclause (n) shall not be made to the Underwriter to the extent that it would result in a violation of or conflict with (i) council regulation (EC) No 2271/1996 (EU blocking regulation) or (ii) any similar applicable anti-boycott law or regulation in the United Kingdom, as amended from time to time.

2.             Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the purchase price set forth in Schedule I hereto, the principal amount of the Securities set forth opposite the Underwriter’s name in Schedule II hereto.

3.             Delivery and Payment. Delivery of and payment for the Securities shall be made at the office, on the date and at the time specified in Schedule I hereto (or such later date not later than three business days after such specified date as the Underwriter shall designate), which date and time may be postponed by agreement between the Underwriter and the Company or as provided in Section 8 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). The Securities shall be registered in the name of Deutsche Bank Trust Company Americas, as nominee of Deutsche Bank AG, London Branch, as common depositary (the “Common Depositary”) for Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Payment for the Securities shall be made by or on behalf of the Underwriter in immediately available funds to the Common Depositary, for the account of the Company, against delivery to the Common Depositary, for the account of the Underwriter, of the Securities, with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company.

4.             Agreements. The Company agrees with the Underwriter that:

(a)           Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished the Underwriter a copy for its review prior to filing and will not file any such proposed amendment or supplement to which it reasonably objects. Subject to the foregoing sentence, the Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Underwriter of such timely filing. The Company will promptly advise the Underwriter (1) when the Final Prospectus, and any supplement thereto, shall have been filed with the Commission pursuant to Rule 424(b), (2) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (3) of any request by the Commission for any amendment of the Registration Statement or supplement to the Final Prospectus or for any additional information, (4) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (5) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

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(b)           The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and will file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c)            If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will (1) notify promptly the Underwriter so that any use of the Disclosure Package may cease until it is amended or supplemented; (2) amend or supplement the Disclosure Package to correct such statement or omission; and (3) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d)            If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, the Company promptly will prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance.

(e)           As soon as practicable, the Company will make generally available to its security holders and to the Underwriter an earning statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(f)            The Company will furnish to the Underwriter and counsel for the Underwriter, without charge, copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of any Preliminary Prospectus, the Final Prospectus, each Issuer Free Writing Prospectus and any supplement thereto as the Underwriter may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

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(g)           The Company agrees that, unless it has or shall have obtained the prior written consent of the Underwriter, and the Underwriter agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 4(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Underwriter or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (1) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (2) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h)           The Company will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Underwriter may designate, will maintain such qualifications in effect so long as required for the distribution of the Securities and will arrange for the determination of the legality of the Securities for purchase by institutional investors.

(i)             Until the business day following the Closing Date, the Company will not, without the consent of the Underwriter, offer, sell or contract to sell, or announce the offering of, any debt securities covered by the Registration Statement or any other registration statement filed under the Act.

(j)            The Company will cooperate with the Underwriter in arranging for the Securities to be eligible for clearance and settlement through Clearstream and Euroclear.

(k)           The Company will use its reasonable best efforts to cause the Securities to be listed for trading on the New York Stock Exchange as promptly as practicable after the date hereof.

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5.             Conditions to the Obligations of the Underwriter. The obligations of the Underwriter to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)           The Registration Statement has become effective prior to the Execution Time; if filing of the Final Prospectus, or any supplement thereto, is required pursuant to Rule 424(b), the Final Prospectus, and any such supplement, shall have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 4(b) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)           The Company shall have furnished to the Underwriter the opinion, dated the Closing Date, in form and substance reasonably acceptable to the Underwriter, and the letter, dated the Closing Date, in form and substance reasonably acceptable to the Underwrtier, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, or such other counsel reasonably acceptable to the Underwriter.

(c)           The Underwriter shall have received from Alston & Bird LLP, counsel for the Underwriter, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Underwriter may reasonably require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(d)           The Company shall have furnished to the Underwriter a certificate of the Company, signed by the Chairman of the Board or the President or any Vice President and the principal financial or accounting officer or Treasurer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus, any supplement or amendments to the Final Prospectus, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement and that:

(i)             The representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

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(ii)           No stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii)           Since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or other), earnings, business or properties of the Company and its subsidiaries, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(e)           At the Execution Time and the Closing Date, Ernst & Young LLP shall have furnished to the Underwriter a letter or letters (which may refer to letters previously delivered to the Underwriter), dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Underwriter, confirming that they are an independent registered public accounting firm within the meaning of the Act and the applicable rules and regulations thereunder and covering matters that are ordinarily covered by “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, Disclosure Package and the Final Prospectus; provided, however, that the letter furnished on and dated as of the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

References to the Final Prospectus in this paragraph (e) include any supplement thereto at the date of the letter.

(f)            Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change in the capital stock (other than issuances of capital stock upon exercise of stock options, stock swaps and stock appreciation rights which were outstanding on the date of the latest consolidated balance sheet included or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus), increase in the consolidated long-term debt or decreases in the consolidated net assets, net current assets or shareowners’ equity of the Company or any decreases in the consolidated net operating revenues or in the total or per share amounts of income before extraordinary items or of consolidated net income of the Company specified in the letter or letters referred to in paragraph (e) of this Section 5 (which letter or letters shall address any such change, increase or decreases from the corresponding amounts contained in the most recent financial statements included in the Registration Statement, the Disclosure Package and the Final Prospectus (exclusive of any amendment thereof or supplement thereto) or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or other), earnings, business or properties of the Company and its subsidiaries the effect of which in any case referred to in clause (i) or (ii) above, is, in the judgment of the Underwriter, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

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(g)           Subsequent to the Execution Time, there shall not have been any decrease in the ratings of any of the Company’s debt securities by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation.

(h)           The Securities shall be eligible for clearance and settlement through Clearstream and Euroclear.

(i)            The Company shall have applied to list the Securities on the New York Stock Exchange, and satisfactory evidence of such action shall have been provided to the Underwriter.

(j)            The Underwriter shall have received from counsel, satisfactory to the Underwriter, such opinion or opinions, dated the Closing Date, with respect to compliance with the laws of any country, other than the United States, in whose currency Securities are denominated, the validity of the Securities, the Prospectus and other related matters as they may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(k)            If indicated in Schedule I hereto as being applicable to the offering of any Securities, the Underwriter shall have received an opinion from tax counsel for the Company, satisfactory to the Underwriter and dated the Closing Date, confirming their opinion as to United States tax matters set forth in the Final Prospectus.

(l)             Prior to the Closing Date, the Company shall have furnished to the Underwriter such further information, certificates and documents as the Underwriter may reasonably request.

If any of the conditions specified in this Section 5 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriter and their counsel, this Agreement and all obligations of the Underwriter hereunder may be cancelled at, or at any time prior to, the Closing Date by the Underwriter. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

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6.             Reimbursement of Underwriter’s Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriter set forth in Section 5 hereof is not satisfied, because of any termination pursuant to Section 8 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Underwriter, the Company will reimburse the Underwriter severally upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities. Otherwise, the Underwriter shall pay its own expenses, including the fees and disbursements of counsel.

7.             Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Underwriter, the directors and officers of the Underwriter and each person who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Securities as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 4(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Underwriter specifically for use in connection with the preparation thereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

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(b)           The Underwriter agrees to indemnify and hold harmless the Company, each of its directors and officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company in Section 7(a) hereto, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of the Underwriter specifically for use in the preparation of the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have. The Company acknowledges that the statements set forth (A) in the last paragraph of the cover page regarding delivery of the Securities and (B) under the heading “Underwriting (Conflicts of Interest)”: (i) the named underwriter and its respective participation in the sale of the Securities and (ii) the five paragraphs related to over-allotments, syndicate covering transactions, stabilization transactions and penalty bids constitute the only information furnished in writing by or on behalf of the Underwriter for inclusion in the documents referred to in the foregoing indemnity.

(c)           Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party which it may have to any indemnified party otherwise than under this Section 7. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to appoint counsel satisfactory to such indemnified party to represent the indemnified party in such action; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to appoint counsel to defend such action and approval by the indemnified party of such counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel), approved by the Underwriter in the case of paragraph (a) of this Section 7, representing the indemnified parties under such paragraph (a) who are parties to such action), (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iv) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

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(d)           In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in paragraph (a) or (b) of this Section 7 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Company on grounds of policy or otherwise, the Company and the Underwriter shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigation or defending same) (collectively “Losses”) to which the Company and the Underwriter may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriter on the other from the offering of the Securities; provided, however, that in no case shall the Underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by the Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriter shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriter on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriter shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriter on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriter agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls an Underwriter within the meaning of the Act shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the preceding sentence of this paragraph (d). Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this paragraph (d), notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this paragraph (d).

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8.             Termination. This Agreement shall be subject to termination in the absolute discretion of the Underwriter, by notice given to the Company prior to delivery of and payment for the Securities, if prior to such time (i) there shall have been a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) there shall have been a suspension or material limitation in trading in the Company’s common stock on the New York Stock Exchange; (iii) there shall have been a general moratorium on commercial banking activities declared by either federal or New York state or European Union authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States or Europe; (iv) there shall have been an outbreak or escalation of hostilities involving the United States, the European Union or the United Kingdom or the declaration by the United States, the European Union or the United Kingdom of a national emergency or war, or (v) there shall have occurred any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Underwriter make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated by any Preliminary Prospectus or the Final Prospectus.

9.             Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriter or the Company or any of the officers, directors or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 6 and 7 hereof shall survive the termination or cancellation of this Agreement.

10.           Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter, will be mailed, delivered or sent by facsimile and confirmed to them, at the address specified in Schedule I hereto; or, if sent to the Company, will be mailed, delivered or sent by facsimile and confirmed to it at One Coca-Cola Plaza, Atlanta, Georgia 30313, to the attention of the Treasurer, with a copy to the attention of the General Counsel of the Company at the same address.

11.           Patriot Act Acknowledgment. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriter is required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriter to properly identify its clients.

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12.           Agreement Among Managers. The Underwriter agrees that it will be bound by and will comply with the International Capital Markets Association Agreement Among Managers Version 1 (Fixed-Price Non Equity-Related Issues)/New York Law Schedule (the “Agreement Among Managers”) as amended in the manner set out as follows: For purposes of the Agreement Among Managers, “Managers”, “Lead Manager”, “Settlement Lead Manager” and “Stabilizing Manager” mean the Underwriter, and “Subscription Agreement” means this Agreement. Clause 3 of the Agreement Among Managers shall be deleted in its entirety and replaced with Section 8 of this Agreement. The Agreement Among Managers is further amended to provide that the Underwriter agrees that it, each of its affiliates participating in the offering of the Securities as an underwriter and each controlling person of it and each such participating affiliate are bound by the Agreement Regarding Oral Due Diligence currently in effect between the Underwriter and Ernst & Young LLP as the accounting firm that participates in oral due diligence in the offering of the Securities (a copy of which agreement is attached hereto as Exhibit A). In the event of any conflict between the provisions of the Agreement Among Managers and this Agreement, the terms of this Agreement shall prevail.

13.           Stabilization. The Company hereby authorizes the Stabilizing Manager to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Regulation (EU) No 596/2014. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Company and any loss resulting from overallotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Nothing contained in this paragraph shall be construed so as to require the Company to issue in excess of the aggregate principal amount of Securities specified in Schedule II hereto. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.

14.           Contractual Recognition of Bail-In. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding between the parties hereto, the Company acknowledges and accepts that (i) a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority and (ii) a UK Bail-in Liability of a UK Bail-in Party arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

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Accordingly, each party to this Agreement acknowledges, accepts, and agrees to be bound by:

(a)	the effect of the exercise of Bail-In Powers by the Relevant BRRD Resolution Authority in relation to any BRRD Liability of any BRRD Party to this Agreement or the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of any UK Bail-in Party to this Agreement. Without limitation, such exercise may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or UK Bail-in Liability, as the case may be, or outstanding amounts due thereon;

(ii)	the conversion of all, or a portion, of the BRRD Liability or UK Bail-in Liability, as the case may be, into shares, other securities or other obligations of a BRRD Party or UK Bail-in Party, as the case may be, or another person, and the issue to or conferral on such other party to this Agreement of such shares, securities or obligations;

(iii)	the cancellation of the BRRD Liability or UK Bail-in Liability, as the case may be;

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)	the variation of the terms of this Agreement, as deemed necessary by the Relevant BRRD Resolution Authority or UK resolution authority, as the case may be, to give effect to the exercise of Bail-in Powers by the Relevant BRRD Resolution Authority or UK Bail-in Powers by the UK resolution authority.

(c)	As used in this Section 14:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability owed to another party under this Agreement in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

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“BRRD Party” means any party subject to Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant BRRD Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the BRRD Party.

“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Liability” means a liability owed to another party under this Agreement in respect of which the UK Bail-in Powers may be exercised.

“UK Bail-in Party” means an entity in respect of which the UK Bail-in Powers may be exercised.

“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

15.           Recognition of the U.S. Special Resolution Regimes.

(a)           In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)           In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

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As used in this Section 15:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	A “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	A “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	A “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16.           UK MiFIR Product Governance. Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(a)           J.P. Morgan Securities plc (for purposes of this section, the “UK Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Disclosure Package in connection with the Notes; and

(b)           the Company and the Underwriter note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the UK Manufacturer and the related information set out in the Disclosure Package in connection with the Notes.

17.           Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

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18.           No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriter and any affiliate through which it may be acting, on the other, (b) the Underwriter is acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriter in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Underwriter has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

19.           Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriter, or any of them, with respect to the subject matter hereof.

20.           Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

21.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.           Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Underwriter.

[Signatures Continue on Following Pages]

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Very truly yours,

THE COCA-COLA COMPANY

By:	/s/ Stacy Apter
Name:	Stacy Apter
Title:	Vice President and Treasurer

By:	/s/ Larry M. Mark
Name:	Larry M. Mark
Title:	Vice President, Global Finance Operations

[Signatures Continue on Following Page]

Signature Page to Underwriting Agreement

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto.

J.P. MORGAN SECURITIES PLC

By:	/s/ Robert Chambers
Name:	Robert Chambers
Title:	Executive Director

SCHEDULE I

Underwriting Agreement dated: May 10, 2021

Registration Statement No(s): 333-214273

Underwriter:	J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom

SECURITIES

Title:	0.400% Notes due 2030

Principal Amount:	€150,000,000

Listing:	The Coca-Cola Company intends to apply to list all of the Notes on the New York Stock Exchange.

Interest Rate:	0.400%

Interest Payment Dates:	Annually on May 6, commencing May 6, 2022

Day Count Convention:	Actual/Actual (ICMA)

Maturity:	May 6, 2030

Currency of Denomination:	Euro (€)

Currency of Payment:	Euro (€)

Form and Denomination:	Book-entry only form represented by one or more global securities deposited with a common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System. Denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Stabilization:	Stabilization/FCA.

Sinking Fund Provisions:	None.

Redemption provisions:	Make whole call (Bund + 15 bps)

We may redeem the Notes, in whole or in part, at any time or from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the applicable notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date; and (ii) the sum of the present values of the remaining scheduled payments, plus accrued and unpaid interest (excluding any portion of such payments of interest accrued as of the date of redemption).

The Notes are redeemable upon the occurrence of specified tax events described under the caption “Description of Notes –Redemption for Tax Reasons” in the Prospectus Supplement.

Purchase price:	€148,998,000 (plus accrued interest from and including May 6, 2021 but excluding the Closing Date in the amount of €18,082.19).

Expected reoffering price:	99.772%

Tax Opinion pursuant to Section 5(k):	Yes

The Closing will take place at or about 10:00 AM, London time, on May 17, 2021.

ISIN/Common Codes/CUSIP:	XS2339398971 / 233939897 / 191216 DM9

MiFID II Target Market and PRIIPS and UK MiFIR Target Market and UK PRIIPs:	MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as not available to retail in UK.

SCHEDULE II

UNDERWRITER	PRINCIPAL AMOUNT OF NOTES
J.P. Morgan Securities plc	€150,000,000
Total	€150,000,000

SCHEDULE III

Free Writing Prospectuses

Final Term Sheet prepared and filed pursuant

to Section 4(b) of the Underwriting Agreement

Exhibit A

Agreement Regarding Oral Due Diligence